SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 11, 2004

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Co de)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced today that it has reached agreement with the 1974 United Mine Workers of America Retirement Plan (“1974 Plan”) to settle the Company’s withdrawal obligations resulting from the termination of its last covered operations in the Eastern United States in 1995.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1- Press Release dated March 11, 2004.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: March 11, 2004	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Settles
1974 UMWA Retirement Plan
Withdrawal Obligations

Company Will Record $6.3 Million Gain and Avoid Future Payment

Colorado Springs, CO – March 11, 2004 -- Westmoreland Coal Company (AMEX: WLB) reported today that it has reached agreement with the 1974 United Mine Workers of America Retirement Plan (“1974 Plan”) to settle the Company’s withdrawal obligations resulting from the termination of its last covered operations in the Eastern United States in 1995. The 1974 Plan will retain amounts paid by Westmoreland to date in exchange for the release of the Company from any further payment obligations. As a result of the settlement, the Company will record a $6.3 million credit to its heritage health benefit costs for the period ended December 31, 2003 and eliminate future cash payments of approximately $2.1 million per year over the next 3-1/2 years.

The dispute between the 1974 Plan and Westmoreland concerned the effective date of the Company’s withdrawal from the 1974 Plan in closing its Virginia coal operations and whether, at the time of withdrawal, the 1974 Plan was fully funded.  The matter had been in arbitration since 1999, the next stage of which was scheduled to resume in April, 2004.

Christopher K. Seglem, Chairman, President and CEO of Westmoreland Coal Company, commented: “We are pleased to reach settlement with the 1974 Plan and end this long dispute. The resolution essentially settles our total liability to the 1974 Plan at approximately one-half of the amount claimed, fulfills our obligations and eliminates significant future cash payments and legal fees. It also frees up time and resources for our team to focus on current and future operating activities and opportunities.”

Westmoreland Coal Company is the oldest independent coal company in the United States and was ranked among the top ten U.S. coal producers in 2003. Westmoreland’s coal operations include Northern Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plants. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600